EXHIBIT 99.1

Skyline Medical Announces Intention to Conduct Registered Exchange Offer for Outstanding Series A Warrants

MINNEAPOLIS, March 11, 2016 (GLOBE NEWSWIRE) -- Skyline Medical Inc. (NASDAQ:SKLN) (the “Company”) today announced that it intends to conduct a registered exchange offer to issue new Series B Warrants of the Company in exchange for its outstanding Series A Warrants.

Each outstanding Series A Warrant currently represents the right to (1) effect a cashless exercise permitting the holder to receive shares of common stock under a formula set forth in the Series A Warrants or (2) purchase one share of common stock for $4.95 per share in a cash exercise. Currently, under the formula for a cashless exercise, each Series A Warrant represents the right to receive approximately 10.1 shares of common stock.

The terms of the Series B Warrants are expected to include the following features:

  The Series B Warrants will permit a cashless exercise at a fixed rate rather than a formula. For each Series A Warrant tendered in the exchange offer, the holder will receive Series B Warrants that entitle the holder to receive 10.2 shares of common stock upon a cashless exercise (subject to adjustment for stock splits, reverse stock splits, etc.).

  The Series B Warrants will expire on December 31, 2020, compared to the expiration date of August 31, 2020 for the Series A Warrants.

  Similar to the Series A Warrants, the Series B Warrants will contain a limitation under which exercise is not permitted to the extent that the holder or its affiliates would beneficially own in excess of 4.99% of the Company’s outstanding common stock.

  Otherwise, the terms of the Series B Warrants are expected to be similar to the terms of the Series A Warrants.

The Company expects to commence the exchange offer following the filing of a Form S-4 registration statement setting forth the terms of the exchange offer.

Important Notice

This announcement is being made pursuant to and in accordance with Rule 135 under the Securities Act of 1933. As required by Rule 135, this press release does not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

Investor and Media Contact:

Garth Russell
KCSA Strategic Communications
212-896-1250
skyline@kcsa.com